Exhibit 99.1

SYMBOL TECHNOLOGIES ANNOUNCES NEW CREDIT FACILITY TO SERVE AS PERMANENT FINANCING FOR ACQUISITION
OF MATRICS, INC.

Proposed Equity Offering Postponed Indefinitely

HOLTSVILLE, N.Y. — December 29, 2004 — Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced that it has entered into a new $250 million credit facility, which will replace its proposed stock offering, and act as the permanent financing vehicle for the Company’s acquisition of Matrics, Inc. Addtionally, the new credit facility will provide Symbol with a source of ongoing liquidity.

The new credit facility will refinance the $250 million short-term credit facility entered into in connection with the acquisition of Matrics. During the fourth quarter of 2004, Symbol repaid $50 million of borrowings under the short-term credit facility. In addition, this new credit facility will also replace the Company’s existing, but currently undrawn, $60 million senior secured bank line of credit.

In light of the new credit facility, Symbol has decided not to pursue its proposed offering of common stock at this time.

“After reviewing our options and considering what would be in the best interests of our shareholders, we decided that establishing a new credit facility was a superior financing mechanism, as compared to proceeding with an equity offering. The main driver of our decision to switch gears away from an equity offering is the strength of our cash flow and the confidence we have in our ability to extinguish this debt, “ said William Nuti, Symbol president and chief executive officer.

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The new credit facility will consist of a three-year, $100 million term loan and a five-year, $150 million revolving secured line of credit. J.P. Morgan Securities Inc. and Banc of America Securities LLC will serve as co-lead arrangers and joint book runners for the new credit facility.

About Symbol Technologies

Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For financial information:	For media information:
Nancy Tully Symbol Technologies, Inc. 631-738-5050	Patricia Hall Symbol Technologies, Inc. 631-738-5636